EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Nos. 333-42434, 333-119564, 333-147683, 333-166523 and 333-187142) on Form S-8 and Registration Statements (Nos. 333-97746, 333-212787, 333-213213 and 333-221806) on Form F-3 of Teekay Corporation (the “Company”) of our reports dated April 1, 2019, with respect to the consolidated balance sheets of the Company as of December 31, 2018 and 2017, and the related consolidated statements of (loss) income, comprehensive (loss) income, cash flows and changes in total equity for each of the years in the three‑year period ended December 31, 2018, and related notes and financial statement schedule I, and the effectiveness of internal control over financial reporting as of December 31, 2018, which reports appear in the December 31, 2018 Annual Report on Form 20-F of the Company.
Our report refers to a change in accounting policies for revenue recognition as of January 1, 2018 due to the adoption of ASU 2014-09 - Revenue from Contracts with Customers, and changes in the classification of restricted cash and final settlements on cross currency swap agreements on the statement of cash flows for 2018 and comparative periods due to the adoption of ASU 2016-18 - Statement of Cash Flows: Restricted Cash and ASU 2016-15 - Statement of Cash Flows: Classification of Certain Cash Receipts and Cash Payments, respectively.

/s/ KPMG LLP
Chartered Professional Accountants
Vancouver, Canada
April 1, 2019